Exhibit 107
Calculation of Filing Fee Tables
FORM S-3
(Form Type)
F&G ANNUITIES & LIFE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(1)	(1)
	Equity	Preferred Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(1)	(1)
	Equity	Depositary Shares	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(1)	(1)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(1)	(1)
	Other	Warrants	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(1)	(1)
	Other	Subscription Rights	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(1)	(1)
	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(1)	(1)
	Other	Purchase Units	Rule 456(b) and Rule 457(r)(2)	(1)	(1)	(1)	(1)	(1)
	Other	Guarantees	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(3)	(3)
Fees Previously Paid	Other	Unsold Securities	Rule 457(p)(4)	__		$548,592,000	0.0001476	$66,627.82(4)
Carry Forward Securities
Carry Forward Securities	__	__	__	__		__		__
	Total Offering Amounts
	Total Fees Previously Paid							$66,627.82(4)
	Total Fee Offsets							__
	Net Fee Due							__
(1) An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon exercise, settlement, conversion or exchange of any offered securities, or pursuant to anti-dilution adjustments, is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933 (the “Securities Act”), the registrants are deferring payment of the entire registration fee. Registration fees will be paid subsequently on a “pay-as-you-go” basis.
(3) Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for the guarantees.

(4) The registrants previously registered an indeterminate amount of securities having a maximum aggregate offering price of $1,000,000,000 pursuant to a Registration Statement on Form S-3 (File No. 333-275867), initially filed on December 1, 2023 (the “Prior Registration Statement”), and paid a total registration fee of $147,600. Pursuant to Rule 457(p) under the Securities Act, the unused registration fee of $66,627.82 previously paid in connection with $451,408,000 of unsold securities under the Prior Registration Statement is being applied to the registration fee due for this Registration Statement. The offering of the unsold securities under the Prior Registration Statement has been terminated.